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Exhibit 10.5

MOLSON COORS BREWING COMPANY

Employee RSU Award Statement for:

EMPLOYEE NAME

        Congratulations! The following summarizes your Employee RSU Award:

RSU AWARD
Total number of RSUs granted	XXX
VESTING SCHEDULE
Grant date	XXX
Vesting schedule	Subject to earlier vesting or cancellation, your RSU award will vest according to your individualized vest schedule which you can find on the Fidelity website attached to the specific grant date.

        This Employee RSU Award is issued under the Molson Coors Brewing Company Incentive Compensation Plan ("Plan") in consideration of your remaining an employee of the Company and/or subsidiary. If you accept the terms of this Award, you consent to be bound by all of the terms and conditions of this Employee RSU Award Statement, which includes the accompanying Terms of the Employee RSU Award, and the Plan. You also acknowledge that you have been given access to the Molson Coors Brewing Company Incentive Compensation Plan Summary Description, and a copy of the Plan, which are available on www.netbenefits.com and www.solium.com.

        To the extent not otherwise defined herein or an Award, capitalized terms shall have the meaning ascribed to them in the Plan.

        This Employee RSU Award Statement, including the accompanying Terms of the Employee RSU Award, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

MOLSON COORS BREWING COMPANY

Terms of the Employee RSU Awards

Type of Award:	Restricted Stock Units ("RSUs").
When vested, each RSU entitles the holder to receive one share of Molson Coors Brewing Company Class B Common Stock, $.01 par value per share ("Stock").
Vesting:	The date(s) upon which the RSUs vest are set forth on the Award Statement.

In the event of the death, disability or retirement of a participant in accordance with the Company's established retirement policy, the unvested RSUs will vest a pro rata portion based on the ratio between the number of full months of employment completed during the period from the most recent vest date to the date of death, disability or retirement divided by the total number of months remaining until the award would have been fully vested. The remaining portion of the Award will be forfeited and/or cancelled.
In the event of a Change of Control, the RSUs will become fully vested.
Payment:	No payment is required with respect to RSUs.
Effect of Termination of Employment:
Except for termination of employment due to retirement, death or disability, no further vesting will occur, and all unvested RSUs will be forfeited and/or cancelled on the date you cease to be an employee of the Company and or subsidiaries.
No Voting Rights/Dividends:	Since RSUs do not represent actual shares, no voting rights arise upon receipt of RSUs. No dividends will be paid.
Tax Considerations:	Refer to accompanying Summary of Tax Considerations.
Transferability:	No RSU granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.
Additional Restrictions:
In addition to the foregoing, the right to retain shares of Stock (or the amounts received upon the sale thereof) shall be subject to the Effect of Detrimental Conduct on Incentive Compensation Awards which accompanies these Terms and shall be deemed a part thereof, provided that the restrictions set forth therein, as they apply to any resident of Quebec shall be limited in duration to a maximum of 12 months.
Personal Information:	You agree the Company and its suppliers may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Plan.
Beneficiary Designation (Quebec Residents):
Article 15 of the Plan is not applicable to those Participants in the Plan who are residents of Quebec. Any beneficiary designation or revocation of such beneficiary designation made by such residents must be made through a will, a copy of which should be filed with the Plan administrator.

MOLSON COORS BREWING COMPANY

INCENTIVE COMPENSATION PLAN

Summary of Tax Considerations
Relating to Employee RSU Awards under the Plan

        Set forth below is a summary of the certain tax consequences relating to the Employee RSU Awards under the Molson Coors Brewing Company Incentive Compensation Plan. This summary is divided by country. This discussion does not purport to be complete and does not cover, among other things, state, provincial and local tax treatment.

UNITED STATES

        Federal Income Tax Considerations:    No income is recognized upon receipt of an award of RSUs. At the time distribution of the stock and payment in respect of accumulated dividends (to the extent provided in the award) occur, income equal to the fair market value of Stock issued plus cash received is recognized. The capital gain or loss holding period for any Stock distributed begins when ordinary income is recognized. Any subsequent capital gain or loss is measured by the difference between the fair market value of the Stock upon which the ordinary income recognized was based and the amount received upon sale or exchange of the shares.

        Tax Withholding:    No tax withholding is required with respect to amounts received from RSUs granted. In the event any income or other tax withholding were to apply at the time shares of Stock are issued and cash is paid, the Company will deduct or withhold first, from the cash to be paid and then from the shares of Stock issuable, a combined amount of cash and number of shares of Stock having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise or distribution of shares and cash made under or as a result of the Plan.

CANADA

        Federal Income Tax Considerations:    There is no tax consequence to the holder at the time of receipt of an award of RSUs. At the time distribution of Stock and cash payment in respect of accumulated dividends (to the extent provided in the award)occurs, an amount equal to the aggregate of the fair market value of the Stock at that time plus cash received is treated as a taxable benefit and is required to be included in the holder's income for the year and taxed at ordinary rates. The holder will have a cost in the Stock equal to its fair market value at the date of issue and, where the holder owns other shares of Stock at the time, the adjusted cost base of each share of Stock will generally be equal to the average cost of all Stock held at the time. When Stock is subsequently disposed of, a capital gain or capital loss will be realized in the amount by which the proceeds of disposition, net of any associated expenses, exceed or are exceeded by, the adjusted cost base of the Stock.

        Tax Withholding:    No tax withholding is required at the time an award of RSUs is made. At the time shares of Stock are issued and cash is paid, the Company will deduct or withhold first, from the cash to be paid and then from the shares of Stock issuable, a combined amount of cash and number of shares of Stock having a fair market value equal to the amount sufficient to satisfy the prescribed amounts on account of income tax, Canada Pension Plan/Quebec Pension Plan contributions and employment insurance premiums required by law to be withheld.

MOLSON COORS BREWING COMPANY
INCENTIVE COMPENSATION PLAN

Effect of Detrimental Conduct on Awards
Under the Incentive Compensation Plan

        Equity-based Awards granted to a Participant under the Incentive Compensation Plan shall be subject to the following restrictions:

        After a Participant terminates employment or service as a director for any reason, if the Participant (1) is employed by or serves as a consultant or otherwise provides services (including as a director), whether or not for compensation, to a company that manufactures and sells malt beverage products in the United States, Canada, the United Kingdom or Brazil and has a market share of five percent (5%) or greater in one or more of such markets, (2) discloses or uses any confidential or proprietary information of the Company, or (3) takes any action detrimental to the Company or its officers, employees or agents, including without limitation:

  (a)
  disparaging the Company's products, the processes by which the products are made, the employment practices of the Company, or the environmental or safety record of the Company; or

  (b)
  voluntarily initiating, assisting or cooperating in the prosecution of a legal claim or threatened legal claim against the Company, except to the extent required by law, or where the disclosure is made pursuant to Company Policy or to an appropriate governmental authority pursuant to whistle-blowing legislation; or

  (c)
  participating, assisting or cooperating in an attempt take over control of the Company when such an effort is deemed hostile by the Company and the Participant's participation in such effort is without the express approval of the Company's Board of Directors; or

  (d)
  continuation of activity by the Participant deemed detrimental by the Company after notice to the Participant that such activity is considered by the Company to be detrimental conduct.

(such acts described in clauses (1), (2) and (3)(a)-(d) above hereafter referred to as "prohibited conduct") then, the Participant shall forfeit all unvested and/or unexercised stock options and all other Share-based Awards and such Awards shall be null and void as of the date such prohibited conduct first occurs.

        The Compensation and Human Resources Committee of the Company's Board of Directors, the Company's Chief Executive Officer, or such other officer(s) as may be authorized by the Committee pursuant to the Plan (the Committee, Chief Executive Officer or other delegatee, the "Committee") shall have absolute discretion to determine whether prohibited conduct has occurred and, if so, the date on which the conduct occurred. Upon a determination that prohibited conduct has occurred, the Committee shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

        Upon receipt of the notice, the Participant shall return to the Company any certificates representing Shares relating to any unvested Award outstanding on the date of the conduct, together with all documents necessary to transfer title to such Shares to the Company. If the Participant received Shares pursuant to an Award under this Plan on or after the date of the prohibited conduct and if the stock certificate or certificates have been issued to the Participant, the Participant shall promptly deliver the certificate or certificates to the Company representing Shares with a value equal to the value received upon receipt of the Shares together with any documents necessary to transfer title to such Shares to the Company. If the stock certificate or certificates have not been issued to the Participant, the Company shall instruct the transfer agent not to issue the certificate or certificates to the Participant and/or to reflect as returned any uncertificated Shares, in either case with respect to Shares having a value equal to the value received upon receipt of the Shares. If the Participant received Shares upon vesting any Award which occurred after the date of the prohibited conduct, and sold the Shares so acquired, upon receipt of the notice of the Committee, the Participant shall promptly pay to the Company the net amount received upon the sale. The "net" amount is an amount that reflects retention by the Participant of value received with respect to the Award.

        In the event any restriction set forth above is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or its being too extensive in any other respect, it shall be interpreted to extend to the maximum period of time, the maximum area and the maximum extent to which such court determines it may be enforceable.

        To the extent not otherwise defined herein or an Award, capitalized terms shall have the meaning ascribed to them in the Plan.

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MOLSON COORS BREWING COMPANY Employee RSU Award Statement for: EMPLOYEE NAME